                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                August 13, 2000

                                     by and

                                     among

                           PATHOGENESIS CORPORATION,

                               CHIRON CORPORATION

                                      and

                            PICARD ACQUISITION CORP.

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                                TABLE OF CONTENTS

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
                                    ARTICLE I

                                    THE OFFER

Section 1.01.       The Offer........................................................1
Section 1.02        Company Actions..................................................3
Section 1.03.       Directors of the Company.........................................4

                                   ARTICLE II

                                   THE MERGER

Section 2.01.       The Merger.......................................................5
Section 2.02.       Closing..........................................................5
Section 2.03.       Effective Time...................................................5
Section 2.04.       Effects of the Merger............................................5
Section 2.05.       Certificate of Incorporation and By-laws.........................5
Section 2.06.       Directors........................................................6
Section 2.07.       Officers.........................................................6
Section 2.08.       Effect on Capital Stock..........................................6
Section 2.09.       Exchange of Certificates.........................................7
Section 2.10.       Options..........................................................8
Section 2.11.       Warrants........................................................10

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

Section 3.01.       Organization and Qualification..................................10
Section 3.02.       Authority; Non-Contravention; Approvals.........................10
Section 3.03.       Interim Operations of Merger Sub................................12
Section 3.04.       Capital Resources...............................................12
Section 3.05.       Offer Documents; Proxy Statement................................12
Section 3.06.       Ownership of Capital Stock......................................13

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.       Organization and Qualification..................................13
Section 4.02.       Capitalization..................................................13
Section 4.03.       Subsidiaries....................................................15


                                       -i-
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Section 4.04.       Authority; Non-Contravention; Approvals.........................15
Section 4.05.       Reports and Financial Statements................................16
Section 4.06.       Absence of Undisclosed Liabilities..............................17
Section 4.07.       Absence of Certain Changes or Events............................17
Section 4.08.       Litigation......................................................17
Section 4.09.       Offer Documents; Proxy Statement................................18
Section 4.10.       No Violation of Law.............................................18
Section 4.11.       Compliance with Agreements......................................18
Section 4.12.       Taxes...........................................................19
Section 4.13.       Employee Benefit Plans; ERISA...................................19
Section 4.14.       Labor Controversies.............................................21
Section 4.15.       Environmental Matters...........................................21
Section 4.16.       Intellectual Property...........................................22
Section 4.17.       Opinion of Financial Advisor....................................23
Section 4.18.       Brokers and Finders.............................................23
Section 4.19.       Insurance.......................................................23
Section 4.20.       Takeover Statutes...............................................23
Section 4.21.       ESPP............................................................23

                                    ARTICLE V

                                    COVENANTS

Section 5.01.       Conduct of Business Pending the Merger..........................23
Section 5.02.       Restrictions on Parent and the Company..........................25
Section 5.03.       No Solicitation.................................................26
Section 5.04.       Access to Information; Confidentiality..........................27
Section 5.05.       Merger Sub......................................................28
Section 5.06.       Employee Benefits...............................................28
Section 5.07.       Proxy Statement.................................................29
Section 5.08.       Company Meeting.................................................29
Section 5.09.       Public Announcement.............................................30
Section 5.10.       Expenses and Fees...............................................30
Section 5.11.       Agreement to Cooperate..........................................30
Section 5.12.       Directors' and Officers' Indemnification........................31
Section 5.13.       Section 16 Matters..............................................32
Section 5.14.       Further Assurances..............................................33

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

Section 6.01.       Conditions to the Obligations of Each Party.....................33

                                   ARTICLE VII

                                   TERMINATION

Section 7.01.       Termination.....................................................33

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.01.       Effect of Termination...........................................36
Section 8.02.       Non-Survival of Representations and Warranties..................37
Section 8.03.       Notices.........................................................37
Section 8.04.       Interpretation..................................................38
Section 8.05.       Miscellaneous...................................................38
Section 8.06.       Counterparts....................................................39
Section 8.07.       Amendments; Extensions..........................................39
Section 8.08.       Entire Agreement................................................39
Section 8.09.       Severability....................................................39
Section 8.10.       Specific Performance............................................40
Section 8.11.       No Admission....................................................40
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                                      -iii-

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of August 13, 2000 (this "AGREEMENT"), by and among Chiron Corporation, a Delaware corporation ("PARENT"), Picard Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), and PathoGenesis Corporation, a Delaware corporation (the "COMPANY").

                  WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, in furtherance thereof, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement (the "OFFER")) to purchase all the outstanding shares of common stock, par value $0.001, of the Company, together with the associated Company Rights (as defined herein) (the "COMPANY COMMON STOCK"), at a purchase price of $38.50 per share (such price, or any greater amount paid per share of Company Common Stock pursuant to the Offer, herein referred to as the "OFFER PRICE"), net to the seller in cash, without interest on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company following the consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned by Parent, Merger Sub or the Company, other than the Appraisal Shares (as defined herein), shall be converted into the right to receive the price per share paid pursuant to the Offer; and

                  WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

                  Section 1.01. THE OFFER. (a) Subject to the conditions of this Agreement and provided that this Agreement shall not have been terminated in accordance with its terms pursuant to Article VII hereof and none of the events set forth in paragraphs (a) through (e) of Exhibit A hereto shall have occurred or be existing, as promptly as reasonably practicable but in no event later than six business days after the date of the public announcement of this Agreement Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer.
Merger Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) change or waive the Minimum Tender Condition (as defined in Exhibit A), add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of Company Common Stock, (iv) except as provided below in this Section 1.01(a), extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Merger Sub may (but shall not be obligated to), without the consent of the Company, (A) extend the Offer for one or more periods of time (which, without the written consent of the Company, shall not exceed ten days per extension) that Merger Sub reasonably believes are necessary to cause the conditions of the Offer set forth herein to be satisfied, if at the scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or (C) extend the Offer on one or more occasions for an aggregate period of not more than ten business days if the Minimum Tender Condition has been satisfied but fewer than 90% of the Company Common Shares have been validly tendered and not withdrawn.
Parent and Merger Sub agree that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then Merger Sub shall from time to time and on each such occurrence extend the Offer for a period of time (which, without the written consent of the Company, shall not exceed ten days per extension) that Merger Sub reasonably believes is necessary to cause the conditions of the Offer set forth herein to be satisfied until such conditions are satisfied or waived, PROVIDED that, so long as Parent and Merger Sub shall have complied with their obligations under this Agreement, Merger Sub shall not be required to extend the Offer beyond the Drop Dead Date (as defined in Section 7.01(b)). Merger Sub may, with the written consent of the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), following its acceptance for payment of shares of Company Common Stock in the Offer. On the terms and subject to the conditions of the Offer and this Agreement, promptly after expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and purchase all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub is permitted to accept and pay for under applicable law.

                  (b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC, and cause to be disseminated to the Company's stockholders, as and to the extent required by applicable Federal securities laws, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the Company's stockholders, in each case as and to the extent required by or deemed advisable under applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Merger Sub shall provide to the Company and its counsel in writing any written comments (and orally, any oral comments), Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall consult with the Company and its counsel prior to responding to any such comments.

                  (c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

                  Section 1.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's board of directors described in
Section 4.04(d).

                  (b) Subject to Section 5.03(d), on the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "SCHEDULE 14D-9") containing the recommendations referred to in Section 4.04(d) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by or deemed advisable under applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company shall provide Parent and its counsel in writing with any written comments (and orally, any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with Parent and its counsel prior to responding to such comments.

                  (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

                  Section 1.03. DIRECTORS OF THE COMPANY.

                  (a) Promptly upon the purchase of and payment for shares of Company Common Stock by Merger Sub or any of its affiliates pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of shares of Company Common Stock so purchased and paid for, plus any shares beneficially owned by Parent or its affiliates on the date of such purchase and payment, bears to the total number of shares of Company Common Stock then outstanding. In furtherance thereof, the Company shall, upon request of Parent, promptly increase the size of its Board of Directors or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be so elected to the Company's Board and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, shall cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause directors designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of each committee of the Company's Board of Directors. Notwithstanding the foregoing, if shares of Company Common Stock are purchased pursuant to the Offer, there shall be until the Effective Time at least two members of the Company's Board of Directors who are directors on the date hereof and are not employees of the Company.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.03(a), including mailing to stockholders together with the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent and Merger Sub will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                  (c) Following the election of Parent's designees to the Company's Board of Directors pursuant to this Section 1.03, prior to the Effective Time (i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub under this Agreement, or (iii) any waiver of any of the Company's rights hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who neither were designated by Parent nor are employees of the Company (the "INDEPENDENT DIRECTOR APPROVAL").

                                   ARTICLE II

                                   THE MERGER

                  Section 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.03). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

                  Section 2.02. CLOSING. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., New York time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VI (other than those conditions to be satisfied or waived at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

                  Section 2.03. EFFECTIVE TIME. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date (not later than 90 days after the date of filing) as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "EFFECTIVE TIME".

                  Section 2.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

                  Section 2.05. CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law; PROVIDED, HOWEVER, that the Certificate of Incorporation of the Surviving Corporation shall provide that the Surviving Corporation shall be named "PathoGenesis Corporation" and shall contain indemnification provisions consistent with the obligations set forth in Section 5.12(a).

                  (b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; PROVIDED that the By-Laws of the Surviving Corporation shall contain indemnification provisions consistent with the obligations set forth in Section 5.12(a).

                  Section 2.06. DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  Section 2.07. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  Section 2.08. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

                  (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is owned by the Company (as treasury stock), Parent or any subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (c) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.08(b)) and the Appraisal Shares (as defined in Section 2.08(d)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "MERGER CONSIDERATION"). At the Effective Time all such shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                  (d) APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares (the "APPRAISAL SHARES") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("SECTION 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.08(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.08(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

                  Section 2.09. EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate, or shall cause to be designated, a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "PAYING AGENT"), and, from time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.08(c) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

                  (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.08(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

                  (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

                  (d) NO LIABILITY. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

                  (e) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

                  (f) WITHHOLDING RIGHTS. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

                  Section 2.10. OPTIONS. (a) At the Effective Time, each holder of outstanding and unexercised options to purchase shares of Company Common Stock granted under any of the Company Option Plans or otherwise (each, a "COMPANY OPTION"), whether or not exercisable or vested, shall be entitled to receive, in full satisfaction of such Company Option, cash in an amount equal to the product of (A) the excess, if any, of the Offer Price over the exercise price per share thereof and (B) the number of shares of Company Common Stock subject to such Company Option (the "OPTION CASH-OUT RIGHT"). Each option holder shall have the right to elect, in lieu of such holder's Option Cash Out Right, to cause each and every Company Option held by such holder (but not fewer than all Company Options held by such holder) to be converted, at the Effective Time, into options (each, a "PARENT OPTION") to purchase a number of shares of common stock, par value $0.01 per share ("PARENT SHARES"), of Parent equal to the product, rounded down to the nearest whole share, of (A) the number of Company Shares subject to the original Company Option and (B) the Conversion Ratio (as defined below), at a per Parent Share exercise price, rounded up to the nearest whole cent, equal to (I) the per share exercise price for the shares of Company Common Stock originally issuable pursuant to such Company Option divided by (II) the Conversion Ratio; PROVIDED, HOWEVER, that (A) in the case of any Company
Option to which Section 422 of the Code applies, the exercise price, the number of Parent Shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; (B) any holder making such election shall thereby waive such holder's right to accelerated vesting of all of the Company Options held by such holder on the date of acceptance for payment of shares of Company Common Stock pursuant to the Offer (the "ACCEPTANCE DATE") and the Effective Time or as a result of any other event contemplated by this Agreement, and any Parent Options issued upon the conversion of Company Options held by such holder that had not become vested and exercisable prior to the Acceptance Date shall vest and become exercisable only in accordance with the original terms of such Company
Options; and (C) at the Effective Time Parent shall grant to such holder making such election and granting the waiver contemplated by clause (B) an option (each, a "NEW PARENT OPTION") to purchase a number of Parent Shares equal to the product of (x) the number of Parent Shares subject to Parent Options issued upon conversion of all unvested and unexercisable Company
Options held by such holder, and (y) .30. The New Parent Options shall have a vesting schedule and a per Parent Share exercise price determined as of the Effective Time in accordance with the Chiron Corporation 1991 Stock Option
Plan, as amended. The exercise price per share of the New Parent Options shall be no more than the fair market value of Parent Common Stock on the grant date and the vesting schedule for the New Parent Options shall provide that such New Parent Options shall vest and become exercisable with respect to no fewer than 25% of the shares subject to such New Parent Option on each anniversary of the grant date. Each of the New Parent Options shall be an incentive stock option to the extent permitted under applicable law. The election referred to in the second sentence of this Section 2.10(a) shall be made prior to the Effective Time and shall be effective at the Effective
Time. The term "CONVERSION RATIO" means the ratio of (y) the Offer Price to
(z) the average (the "PARENT AVERAGE PRICE") of the closing prices per Parent Share on the NASDAQ Stock Market ("NASDAQ") for the five consecutive trading days immediately preceding the Effective Time. Any amounts payable pursuant to this Section 2.10 shall be subject to any required withholding of taxes and shall be paid without interest. In respect of each Parent Option and New Parent Option and the Parent Common Shares underlying such option, Parent shall file at the Effective Time, and keep current, a Form S-8 or other appropriate registration statement for as long as any Parent Options or New Parent Options remain outstanding. In connection with the issuance of Parent Options and New Parent Options, Parent shall reserve for issuance the number of Parent Common Shares that will become subject to Parent Options and New Parent Options pursuant to this Section 2.10. In the event that any holder of a Company Option is terminated within twelve months after the Effective Time other than for cause or terminates within 13 months following the Effective
Time pursuant to "good reason" as defined in any applicable employment or severance agreement, then each Parent Option received upon conversion of a Company Option shall immediately become exercisable and vested whether or not then exercisable or vested and shall be converted into the right to receive cash in an amount equal to the product of (A) the amount, if any, by which the Parent Average Price exceeds the exercise price per share thereof for such Parent Option and (B) the number of shares of Parent Common Stock subject to such Parent Option. All Parent Options and New Parent Options issued pursuant to this Section 2.10 shall have customary "cashless exercise" provisions.

                  (b) The Company shall make the payment of the amount determined pursuant to Section 2.10(a) above to holders that have not made the election described in the second sentence thereof as soon as reasonably practicable following the Effective Time, but in no event later than five business days following the Effective Time.

                  (c) The Company and the Parent shall cooperate to provide, at least 20 days prior to the Effective Time, each holder of Company Options with an election form to make the election and waiver described in this Section 2.10, which election form shall confirm the terms of the election, the Parent Options and the New Parent Options as set forth above and, upon the making of such election and waiver by such option holder, shall constitute a written agreement enforceable by the option holder.

                  Section 2.11. WARRANTS. (a) At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock shall be converted into an obligation of Parent to pay, and a right of the holder thereof to receive in full satisfaction of such warrant, cash in an amount in respect thereof equal to an amount equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of such warrant and (B) the number of shares of Company Common Stock subject to such warrant.

                  (b) Parent shall make the payment of the amount determined pursuant to Section 2.11(a) above as soon as reasonably practicable following the Effective Time, but in no event later than five business days following the Effective Time.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

                  Parent and Merger Sub jointly and severally represent and warrant to the Company that:

                  Section 3.01. ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. Merger Sub is a wholly-owned subsidiary of Parent.

                  Section 3.02. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been unanimously approved by the Board of Directors of each of Parent and Merger Sub, and by Parent as sole stockholder in Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by each of Parent and Merger
Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                  (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws or similar organizational documents of Parent, Merger Sub or any subsidiary of Parent, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent, Merger Sub or any subsidiary of Parent or any of their respective properties or assets, subject in the case of consummation, to obtaining prior to the Acceptance Date the Parent Required Statutory Approvals, or (iii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, obligation, undertaking, permit, concession, franchise or license, whether oral or written (each, including all amendments thereto, a "CONTRACT") to which Parent, Merger Sub or any subsidiary of Parent is a party or by which Parent, Merger Sub or any subsidiary of Parent or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, or prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated hereby.

                  For purposes of this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" shall mean any effect that is materially adverse to (i) the business, financial condition or operations of Parent and its subsidiaries, taken as a whole, or (ii) the ability of Parent or Merger Sub to consummate the transactions contemplated hereby, except, in the case of clause (i), for any such effect resulting from or arising out of the condition of the United States economy or financial markets generally, of from a condition generally affecting participants in the industry in which Parent competes.

                  (c) Except for (i) the filings by Parent and Merger Sub required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) filings by Parent and Merger Sub required by, and approvals under, foreign antitrust and competition laws ("FOREIGN ANTITRUST LAWS"), (iii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iv) the filing and recordation of appropriate merger documents as required by the DGCL, (v) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which the Company or its subsidiaries conduct any business or own any assets and (vi) any required filings with or approvals from applicable domestic or foreign environmental authorities (the filings and approvals referred to in clauses (i) through (vi) collectively referred to as the "PARENT REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger
Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are not material and which, if not made or obtained, as the case may be, individually and in the aggregate, would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Offer, the Merger and the other transactions contemplated hereby or subject Parent or any of its subsidiaries or any of its or their officers, directors or employees to any criminal liability.

                  Section 3.03. INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

                  Section 3.04. CAPITAL RESOURCES. Parent has, and prior to the expiration of the Offer Merger Sub will have, sufficient cash resources to pay for all shares of Company Common Stock validly tendered into and not withdrawn from the Offer and to pay the Merger Consideration and all associated costs and expenses.

                  Section 3.05. OFFER DOCUMENTS; PROXY STATEMENT. Neither the Offer Documents nor any information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9 will, at the time the Offer Documents, the
Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in any proxy statement to be sent to stockholders of the Company in connection with a meeting of the Company's stockholders to consider the Merger (the "COMPANY MEETING") (such proxy statement, as amended or supplemented, the "PROXY STATEMENT"), on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or shall, at the time of the Company Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the Offer Documents, the Proxy Statement or any amendment or supplement thereto. The Offer

Documents shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                  Section 3.06. OWNERSHIP OF CAPITAL STOCK. Immediately prior to the execution and delivery of this Agreement, neither Parent nor any of its subsidiaries beneficially owned any shares of Company Common Stock.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule dated as of the date hereof delivered by the Company to Parent and Merger Sub (the "COMPANY DISCLOSURE SCHEDULE"):

                  Section 4.01. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. True, accurate and complete copies of the Company's Amended and Restated Certificate of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been filed with the SEC or delivered to Parent.

                  For purposes of this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" shall mean any effect that is materially adverse to (i) the business, financial condition, operations or prospects of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby, except, in each case, for any such effect resulting from or arising out of (x) any employee attrition, including without limitation resignations or other terminations of employment of any employees of the Company, whether or not in the ordinary course of business, (y) the condition of the United States economy or financial markets generally, or (z) a condition generally affecting participants in the industry in which the Company competes.

                  Section 4.02. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.001 (the "COMPANY PREFERRED SHARES"). As of July 26, 2000, (i) 16,581,400 shares of Company Common Stock, including in each case the associated Company Rights (as defined in Section 4.02(b)), and no Company Preferred Shares, were issued and outstanding, all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) not more than 44,400 shares of Company Common Stock were held in the treasury of the Company and (iii) 4,177,916 shares of Company Common Stock were reserved for issuance upon exercise of Company Stock Options and warrants issued and outstanding. Since July 26, 2000 through the date hereof, except as permitted by this Agreement, (i) no shares of Company Common Stock have been issued, except in connection with the exercise of Company Stock Options or warrants issued and outstanding and except for shares of Company Common Stock required to be issued in connection with the Company's existing 401(k) Plan
(the "401(k) PLAN") or Employee Stock Purchase Plan (the "ESPP") and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made except Company Rights in accordance with the terms of the Company Rights Agreement.

                  (b) Except for (i) the Preferred Share Purchase Rights (the "COMPANY RIGHTS") issued pursuant to the Rights Agreement, as amended (the "COMPANY RIGHTS AGREEMENT"), dated as of June 26, 1997, by and between the Company and Harris Trust and Savings Bank (the "COMPANY RIGHTS AGENT"), as amended, (ii) Company Stock Options issued and outstanding, (iii) rights under the 401(k) Plan and the ESPP, and (iv) warrants to purchase a maximum of 3,375 shares of Company Common Stock, as of the date hereof, there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any subsidiary of the Company except in connection with the exercise of Company Stock Options issued and outstanding or (ii) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as otherwise contemplated by this Agreement there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Common Stock. The Board of Directors of the Company has taken all action to amend the Company Rights Agreement (subject only to execution of such amendment by the Company Rights Agent) to provide that, for so long as this Agreement is in full force and effect, (i) none of the Parent and its subsidiaries (including Merger Sub) shall become an "ACQUIRING PERSON" and no "STOCK ACQUISITION DATE" shall occur as a result of the execution, delivery and performance of this Agreement and the consummation of the Offer or the Merger, (ii) no "DISTRIBUTION DATE" shall occur as a result of the announcement of or the execution of this Agreement or any of the transactions contemplated hereby and (iii) each of Parent and Merger Sub will not be an Acquiring Person as a result of the transactions contemplated hereby.

                  (c) The Company has filed with the SEC or previously made available to Parent complete and correct copies of the 1992 Stock Option Plan, the 1996 Non-Employee

Director Stock Option Plan, the 1997 Stock Option Plan, the 1999 Stock Plan and the 1999 Employee Stock Option Plan (the "COMPANY OPTION PLANS"), including all amendments thereto. Section 4.02(c) of the Company Disclosure Schedule contains a correct and complete list as of July 31, 2000 of each outstanding Company Stock Option, including the holder, date of grant, exercise price and number of Company Common Shares subject thereto, and setting forth the weighted average exercise price for all outstanding Company Stock Options.

                  Section 4.03. SUBSIDIARIES. Each direct and indirect subsidiary of the Company is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of capital stock of any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company has no material investment in any entity other than its subsidiaries.

                  Section 4.04. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the approval of the stockholders of the Company if required by the DGCL (the "COMPANY STOCKHOLDER APPROVAL"), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                  (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or bylaws or similar organizational documents of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining (prior to the Acceptance Date) the Company
Required Statutory Approvals and prior to the Effective Time, the Company Stockholder Approval, or (iii) any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated hereby.

                  (c) Except for (i) the filings by the Company required by the HSR Act, (ii) filings by the Company required by, and approvals under, Foreign Antitrust Laws, (iii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iv) the filing and recordation of appropriate merger documents as required by the DGCL, (v) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets and (vi) any required filings with or approvals from applicable domestic or foreign environmental authorities (the filings and approvals referred to in clauses (i) through (vi) collectively referred to as the "COMPANY REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are not material and which, if not made or obtained, as the case may be, are not reasonably likely to prevent or materially impede or delay the consummation of the Offer, the Merger and the other transactions contemplated hereby or subject the Company or any of its subsidiaries or any its or their officers, directors or employees to any criminal liability.

                  (d) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously, by all those present, adopted resolutions that are still in full force and effect as of the date hereof, (i) approving and declaring advisable the Offer, the Merger, this Agreement and the transactions contemplated hereby, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) recommending that the Company's stockholders accept the Offer, tender their shares pursuant to the Offer and adopt this Agreement (if required by applicable law), (iv) approving the acquisition of the shares of the Company Common Stock by Merger Sub pursuant to the Offer and the other transactions contemplated by this Agreement and (v) exempting this Agreement and the transactions contemplated hereby from the restrictions of Section 203 of the DGCL.

                  Section 4.05. REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1998, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, posteffective amendments and supplements thereto) (the "COMPANY SEC REPORTS") required to be filed by it under each of the Securities Act of 1933, as amended, the

Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates except as amended or supplemented prior to the date hereof, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the twelve months ended December 31, 1999 and the unaudited financial statements of the Company included in the Company's Quarterly Report on Form 10-Q (the "COMPANY 10-Q") for the quarterly period ended March 31, 2000 (collectively, the "COMPANY FINANCIAL STATEMENTS") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of the unaudited financial statements, to normal year-end adjustments). The Company's Annual Report on Form 10-K for the twelve months ended December 31, 1999, the Company 10-Q and the Current Report on Form 8-K filed by the Company on June 5, 2000 are collectively referred to as the "COMPANY RECENT SEC REPORTS".

                  Section 4.06. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the unaudited financial statements included in the Company 10-Q or in the Company Recent SEC Reports, neither the Company nor any of its subsidiaries had at March 31, 2000, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the financial statements in the Company 10-Q or reflected in the notes thereto or (ii) which were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with GAAP consistently applied.

                  Section 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, there has not occurred, and there is not currently existing, any circumstance or event that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 4.08. LITIGATION. Except as disclosed in the Company Recent SEC Reports, as of the date hereof, there are no claims, suits, actions or proceedings pending, or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or that are reasonably likely to prevent or materially impede or delay the consummation of the Offer or the Merger. Neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits the consummation of the transactions contemplated hereby or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 4.09. OFFER DOCUMENTS; PROXY STATEMENT. Neither the
Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading and will not, at the time of the Company Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub which is contained in any of the foregoing documents.

                  Section 4.10. NO VIOLATION OF LAW. Except as disclosed in the Company Recent SEC Reports, neither the Company nor any of its subsidiaries is in violation of, or has been given written notice that it is currently violating, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Company, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "COMPANY PERMITS"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for violations which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 4.11. COMPLIANCE WITH AGREEMENTS. The Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (a) the respective articles or certificates of incorporation, bylaws or similar organizational instruments of the Company or any of its subsidiaries or (b) any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 4.12. TAXES. (a) The Company and its subsidiaries have
(i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full all Taxes shown as due on such Tax Returns, except in each case where the failure to file such Tax Returns or pay such Tax or the failure of such Tax Returns to be true, correct and complete is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. There are no material liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with GAAP. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (b) For purposes of this Agreement, "TAX" (including, with correlative meaning, the terms "TAXES") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, sales, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and "TAX RETURN" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  Section 4.13. EMPLOYEE BENEFIT PLANS; ERISA. (a) Section 4.13(a) of the Company Disclosure Schedule includes a complete list of each employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute (other than those programs or policies that do not provide material benefits and other than employee benefit plans, programs or policies providing benefits to non-U.S. employees of the Company), including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA, and including any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN")) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock based, severance, employment, change of control or fringe benefit agreement, plan, program or policy (collectively, the "COMPANY EMPLOYEE BENEFIT PLANS").

                  (b) With respect to each Company Employee Benefit Plan other than a Multiemployer Plan (a "COMPANY PLAN"), the Company has delivered or made available to

Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents, or in other documents, delivered or made available to Parent, there are no amendments to any Company Plan that have been adopted or approved.

                  (c) The IRS has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "QUALIFIED PLAN") and its related trust that has not been revoked, and there are no circumstances and no events have occurred that would reasonably be expected to result in a revocation of such letter, which cannot be cured without a Company Material Adverse Effect.

                  (d) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans and each Company Plan has been administered in all material respects in accordance with its terms; (ii) none of the Company and its subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Employee Benefit Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its subsidiaries has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA;
(iii) there are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which could reasonably be expected to result in any liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan or any Plan.

                  (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its subsidiaries, or result in any limitation on the right of the Company or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Benefit Plan or related trust.

                  (f) No Company Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and none of the Company and its subsidiaries, nor any of their respective ERISA Affiliates, has, at any time during the last six years contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

                  (g) No Company Employee Benefit Plan is a Multiemployer Plan, none of the Company and its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer

Plan, and none of the Company and its subsidiaries nor any ERISA Affiliates has incurred any withdrawal liability to a Company Multiemployer Plan that has not been satisfied in full.

                  (h) Neither the Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any Company Employee Benefit Plan, except as set forth in Section 4.13(h) of the Company Disclosure Schedule and except for obligations under Section 601 et. seq. of ERISA and
Section 4980B of the Code ("COBRA").

                  (i) Except as is not reasonably likely to have a Company Material Adverse Effect, each employee benefit plan, program, policy or arrangement providing benefits to any current or former non-U.S. employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries to which the Company or any of its subsidiaries contributes or is obligated to contribute (the "FOREIGN PLAN"), is in compliance in all respects with applicable law and is being administered in accordance with its terms and all contributions required to be made to such Foreign Plans pursuant to applicable law have been made.

                  Section 4.14. LABOR CONTROVERSIES. Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is not pending or, to the knowledge of the Company, threatened, any labor strike, material dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its subsidiaries, (ii) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives (including unions) of any of their employees, and (iii) to the knowledge of the Company, there are no organizational efforts being made involving any of the presently unorganized employees of the Company or its subsidiaries.

                  Section 4.15. ENVIRONMENTAL MATTERS. (a) (i) The Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since January 1, 1997, neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign governmental entity indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from or on any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (vi) that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (b) As used herein, "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to
(x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the date hereof.

                  (c) As used herein, "HAZARDOUS SUBSTANCE" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

                  Section 4.16. INTELLECTUAL PROPERTY. Except as disclosed in
Section 4.16 of the Company Disclosure Schedule, the Company and its subsidiaries own, or are licensed to use, all Intellectual Property used in and material to the conduct of the Company's business as it is currently conducted, and, to the knowledge of the Company, all material patents, trademarks, trade names, service marks and copyrights held by the Company and/or its subsidiaries are valid and subsisting. Except as disclosed in Section 4.16 of the Company Disclosure Schedule, to the Company's knowledge, the Company and its subsidiaries own or are licensed to use all Intellectual Property necessary to exploit the Company's or its subsidiaries' projects in development that have been disclosed in the Company SEC Reports or otherwise publicly announced. Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the use of the Intellectual Property by the Company and its subsidiaries does not infringe on or other otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which the Company acquired the right to use such Intellectual Property, (ii) to the knowledge of the Company, no third party is challenging, infringing on or otherwise violating any right of the Company in the Intellectual Property, and (iii) neither the Company nor any of its subsidiaries has received any written notice of any offer to license, pending claim, order or proceeding with respect to any unlicensed third party Intellectual Property used in and material to the conduct of the Company's business as it is currently conducted, and to the Company's knowledge no Intellectual Property is being used or enforced by the Company in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and material to the conduct of the Company's business as it is currently conducted. For purposes of this Agreement, the term "INTELLECTUAL PROPERTY" means all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials.

                  Section 4.17. OPINION OF FINANCIAL ADVISOR. The Company's financial advisor, Goldman, Sachs & Co. (the "COMPANY FINANCIAL ADVISOR"), has delivered to the Board of Directors of the Company an oral opinion, to be confirmed in writing (the "FAIRNESS OPINION"), to the effect that, as of the date of this Agreement, the consideration to be received by the Company's stockholders in the Offer and the Merger is fair to such holders from a financial point of view.

                  Section 4.18. BROKERS AND FINDERS. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor. A true and complete copy of any fee agreement with the Company Financial Advisor has been provided to Parent.

                  Section 4.19. INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets.

                  Section 4.20. TAKEOVER STATUTES. The Board of Directors of the Company has taken all actions necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby under Section 203 of the DGCL. No other state takeover or similar statute or regulation is applicable to this Agreement, the Offer, the Merger or the other transactions contemplated hereby.

                  Section 4.21. ESPP. The Company has amended the ESPP to delete
Section 18(b) of the plan and to provide that participants shall not be allowed to make new deposits following the Acceptance Date (though participants shall be deemed to have exercised their rights to purchase shares of Company Common Stock with amounts remaining in their accounts immediately prior to the Effective Time and that the ESPP will terminate immediately prior to the Effective Time).

                                    ARTICLE V

                                    COVENANTS

                  Section 5.01. CONDUCT OF BUSINESS PENDING THE MERGER. Except as otherwise contemplated by this Agreement, required by law or disclosed in
Section 5.01 of the Company Disclosure Schedule, and except within the amounts and pursuant to the time schedules contemplated by the Company's annual budget or capital budget (copies of which have been delivered to Parent on or prior to the date of this Agreement), after the date hereof and prior to the Effective Time, without Parent's consent (which shall not be unreasonably withheld), the Company shall, and shall cause its subsidiaries to:

                  (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

                  (b) not (i) amend or propose to amend their respective certificates of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a subsidiary of the Company by a subsidiary of the Company;

                  (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) the Company may issue shares of capital stock of the Company (A) upon exercise of Company Stock Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (ii) or (iii) of this clause (c), (B) in accordance with the 401(k) Plan, the ESPP and the Company Rights Agreement as in effect on the date hereof, and (C) upon exercise of warrants outstanding on the date hereof, and (ii) the Company may grant Company Stock Options to purchase in the aggregate with respect to all such Company Stock Options 100,000 shares of Company Common Stock in accordance with the terms of the Company Option Plans to persons who are not currently directors or officers of the Company or its subsidiaries consistent with past practice and with an exercise price per share of Company Common Stock no less than the fair market value of a share of Company Common Stock as of the date of grant and no new options will be allowed to accelerate as a result of the change of control caused by consummation of the Offer or the Merger;

                  (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or borrowings under the existing credit facilities of the Company or any of its subsidiaries as such facilities may be amended or replaced in a manner that does not have a Company Material Adverse Effect (the "EXISTING CREDIT FACILITIES") up to the existing borrowing limit on the date hereof and (B) borrowings to refinance existing indebtedness, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Company Stock Options and warrants pursuant to the terms of the Company Option Plans and the relevant written agreements evidencing the grant of Company Stock Options and warrants, or to use for the 401(k) Plan or the ESPP,
         (iii) make any material acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business or (iv) sell, pledge, dispose of or encumber any material assets or businesses other than (A) sales of businesses or assets disclosed in the Company Disclosure Schedule, (B) pledges or encumbrances pursuant to Existing Credit Facilities or other permitted borrowings, (C) sales or dispositions of businesses or assets as may be required by applicable law, (D) sales of inventory and other current assets, or (E) sales of idle facilities and related assets.

                  (e) use reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them other than as contemplated by the terms of this Agreement;

                  (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees or with any other persons, except pursuant to (i) applicable law; (ii) previously existing contractual arrangements or policies or
         (iii) employment agreements entered into with a person who is hired or promoted by the Company or one of its subsidiaries after the date hereof in the ordinary course of business;

                  (g) not materially increase the salary or monetary compensation of any person except for increases in the ordinary course of business consistent with past practice or except pursuant to previously existing contractual arrangements;

                  (h) not adopt, enter into or amend to materially increase benefits or obligations of any Company Plan, except (i) any of the foregoing involving any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof or
         (ii) as required pursuant to existing contractual arrangements or this Agreement;

                  (i) not make capital expenditures, or enter into any binding commitment or contract to make such expenditures, in each case other than in the ordinary course of business;

                  (j) not enter into any contract or commitment (i) providing for the provision of products by the Company or any of its subsidiaries that has a term of more than three years and which is reasonably expected to generate more than $2 million in revenues over its term or
         (ii) providing for the purchase of services by the Company or any of its subsidiaries that has a term of more than one year and which is reasonably expected to involve payments of more than $2 million over its term;

                  (k) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which is reasonably likely to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future; or

                  (l) enter into an agreement or arrangement with respect to any of the foregoing.

                  Section 5.02. RESTRICTIONS ON PARENT AND THE COMPANY. (a) Parent agrees that, from and after the date hereof and prior to the Acceptance Date, and except as may be agreed in writing by the Company or as may be expressly permitted pursuant to this Agreement (including the exercise of termination rights under this Agreement), Parent shall not, and shall not permit any of its subsidiaries to agree, in writing or otherwise, to take any action which would materially delay the consummation of the Offer, including by application of Rule 14e-5 under the Exchange Act.

                  (b) The Company agrees that, from and after the date hereof and prior to the Acceptance Date, and except as may be agreed in writing by Parent or as may be expressly permitted pursuant to this Agreement (including any actions pursuant to Section 5.03 and including the exercise of termination rights under this Agreement), the Company shall not, and shall not permit any of its subsidiaries to agree, in writing or otherwise, to take any action which would materially delay the consummation of the Offer.

                  Section 5.03. NO SOLICITATION. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not and shall not permit its subsidiaries to, and the Company shall use its reasonable best efforts to cause any officer, director or employee of the Company or any of its subsidiaries, and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to, directly or indirectly, initiate, solicit, encourage or negotiate or provide nonpublic or confidential information to facilitate, any proposal or offer (other than any proposal or offer by Parent or any of its subsidiaries) to acquire all or 15% or more of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions, other than any transaction involving Parent or any of its subsidiaries, being referred to herein as an "ACQUISITION TRANSACTION").

                  (b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, prior to the Effective Time, the Company may, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (an "ACQUISITION PROPOSAL") from a corporation, partnership, person or other entity or group (a "POTENTIAL ACQUIROR") which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor and legal counsel, could reasonably be expected to lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquiror, PROVIDED that the Company Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law. For purposes of this Agreement, "SUPERIOR PROPOSAL" means an Acquisition Proposal which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor and legal counsel, would, if consummated, likely provide consideration to the holders of Company Common Stock with greater financial value than the consideration payable in the Offer and the Merger. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in Section 5.03(a) that have been engaged in connection with the evaluation of a possible Acquisition Transaction of the obligations undertaken in this Section 5.03.

                  (c) The Company shall promptly notify Parent after receipt of any Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, to the extent known. The Company shall thereafter keep Parent informed, on a reasonably current basis, on the status and terms of any such Acquisition Proposal and the status of any discussion or negotiations with any Potential Acquiror related thereto.

                  (d) At any time prior to the Effective Time, the Board of Directors of the Company may withdraw or modify the recommendation by the Board of Directors of the Company of this Agreement, the Offer or the Merger, if the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so.

                  (e) Nothing contained in this Section 5.03 or any other provision of this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors of the Company, with the advice of outside counsel, is required under applicable law.

                  Section 5.04. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Except for competitively sensitive information as to which access, use and treatment is covered by Section 5.04(b), and subject to applicable law, the Company and its subsidiaries shall afford to Parent and Merger Sub and their respective accountants, counsel, financial advisors and other representatives (the "PARENT REPRESENTATIVES") reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to their respective properties, books, contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as Parent or Merger Sub shall reasonably request; PROVIDED, HOWEVER, such investigation shall not unreasonably disrupt the Company's operations. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be "Evaluation Material" for purposes of the Confidentiality Agreement dated August 8, 2000 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), the terms of which shall continue in force until the Effective Time; PROVIDED that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Stockholder Approval. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties. No investigation pursuant to this Section 5.04(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                  (b) As promptly as possible following the date hereof the parties intend to establish an appropriate protocol which shall remain in place until the expiration of the applicable waiting periods under the HSR Act pursuant to which the Company may disclose to a limited number of representatives of the Parent confidential information which is competitively sensitive in nature for the purpose of preparing filings required under the HSR Act, and otherwise consistent with the advice of the parties outside antitrust counsel. Any such information shall be "Evaluation Material" for purposes of the Confidentiality Agreement. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of such materials (the Company or Parent as the case may be) or its legal counsel.

                  Section 5.05. MERGER SUB. Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

                  Section 5.06. EMPLOYEE BENEFITS. (a) Parent agrees that the Company will honor, and from and after the Effective Time, Parent and its Affiliates shall honor, all Company Employee Benefit Plans in accordance with their terms as in effect immediately before the Acceptance Date, subject to any amendment or termination thereof that may be permitted by such terms and provided that nothing in this sentence shall prevent Parent or the Surviving Corporation from replacing the Company's existing Company Employee Benefit Plans as contemplated by and in accordance with the following sentence. Through December 31, 2001, Parent shall provide, or shall cause to be provided, to current and former employees of the Company and its subsidiaries (the "COMPANY EMPLOYEES") compensation and employee benefits that are, in the aggregate, not less favorable than those provided to Company Employees immediately before the Acceptance Date. The foregoing shall not be construed to prevent the termination of employment of any Company Employee or the amendment or termination of any particular Company Employee Benefit Plan to the extent permitted by its terms as in effect immediately before the Acceptance Date.

                  (b) For purposes of eligibility and vesting and levels of benefits under the employee benefit plans of Parent and its Affiliates providing benefits to any Company Employees after the Acceptance Date (the "NEW PLANS"), each Company Employee shall be credited with his or her years of service with the Company and its Affiliates before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Benefit Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Employee Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "OLD PLANS"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New
Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New
Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

                  (c) Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a "change of control" under the Company Employee Benefit Plans, as applicable.

                  (d) Parent hereby acknowledges that the executives listed on Section 5.06(d) of the Company Disclosure Schedule shall have "Good Reason" under their employment agreements as of the Acceptance Date and shall be eligible to terminate employment and receive severance benefits for a "Good Reason" termination following the Acceptance Date. Parent and the Company acknowledge that none of such executives is a participant on his own behalf with respect to the transactions contemplated by this Agreement.

                  Section 5.07. PROXY STATEMENT. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. Parent and Merger Sub agree to cooperate with the Company in the preparation of the Proxy Statement and other proxy solicitation materials of the Company. Subject to the fiduciary duties of the Company's Board of Directors, the Proxy Statement shall contain the recommendation of the Company's Board of Directors that the Company's stockholders approve this Agreement and the Merger.

                  Section 5.08. COMPANY MEETING. Following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-Laws to convene the Company Meeting, if such meeting is required. The stockholder vote required for approval of the Merger will be no greater than that set forth in the DGCL. The Company shall use its reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of stockholders required by the DGCL to effect the Merger. Notwithstanding the foregoing, if Merger Sub or any other subsidiary of Parent shall acquire at least 90 percent of the outstanding shares of Company Common Stock, and PROVIDED that the conditions set forth in
Article VI shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with
Section 253 of the DGCL. Parent shall vote, or shall cause to be voted, all of the shares of Company Common Stock acquired in the Offer or otherwise owned by it or any of its subsidiaries (including Merger Sub) in favor of the approval and adoption of this Agreement and the Merger.

                  Section 5.09. PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with Nasdaq, will not issue any such press release or make any such public statement prior to such consultation.

                  Section 5.10. EXPENSES AND FEES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement shall be equally borne by Parent and the Company.

                  Section 5.11. AGREEMENT TO COOPERATE. (a) Subject to the terms and conditions of this Agreement and applicable law, Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to consummation of the Offer or the Merger (and, in such case, to proceed with the consummation of the Offer and the Merger as expeditiously as possible), including through all possible appeals.

                  (b) In addition to and without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file (and Parent agrees to cause any person or entity that may be deemed to be the ultimate parent entity or otherwise to control Parent to file, if such filing is required by law) as soon as practicable, and in any event prior to five business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Agency relating to antitrust matters). Each of Parent and the Company shall (and Parent shall cause any such parent entity to) (i) respond as promptly as practicable to any inquiries or requests received from any domestic or foreign government or governmental agency or authority (each, a "GOVERNMENTAL AGENCY") for additional information or documentation, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Agency not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto (which shall not be unreasonably withheld or delayed). Parent shall (and shall cause any such parent entity to) offer to take (and if such offer is accepted, commit to take) all steps that it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Agency with respect to the Offer or the Merger so as to enable the Acceptance Date to occur no later than the date that is six months after the date hereof (the "OUTSIDE DATE"), other than any such actions that are reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. In addition to and without limiting the foregoing, Parent shall (and shall cause any such parent entity to) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent (or any such parent entity) or its (or their) subsidiaries or, effective as of the Effective Time, the Surviving Corporation or its subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, any such parent entity, the Surviving Corporation or their respective subsidiaries, in order to avoid the filing of any suit or proceeding or the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the occurrence of the Acceptance Date beyond the Outside Date, or which may be necessary to allow the Acceptance Date to occur prior to the Outside Date; PROVIDED that nothing in this sentence shall require the Parent to take or agree to take any action or actions that are reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, and PROVIDED, FURTHER, that any such action may be conditioned upon the occurrence of the Acceptance
Date. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its subsidiaries, PROVIDED that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Each party shall (i) promptly notify the other party of any written communication to that party or its affiliates from any Governmental Agency and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Agency in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Agency, gives the other party the opportunity to attend and participate thereat; and (iii) to the extent permitted under applicable law, furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

                  Section 5.12. DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) The indemnification provisions of the Company's Certificate of Incorporation or Bylaws as in effect at the Acceptance Date shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company. From and after the Acceptance Date, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.12, without limit as to time.

                  (b) From and after the Acceptance Date, each of Parent and the Company and, from and after the Effective Time, the Surviving Corporation, shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement to the fullest extent that the Company would have been permitted under Delaware law and the Company's Certificate of Incorporation and By-laws in effect on the date of this Agreement.

                  (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (PROVIDED that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time; PROVIDED, HOWEVER, that if the existing current policies expire, are terminated or cancelled during such six-year period, Parent will use its reasonable efforts to obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of two times the premiums paid the Company as of the date of this Agreement.

                  (d) Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.12.

                  (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Certificate of Incorporation or Bylaws of the Company, any other indemnification arrangement, the DGCL or otherwise. The provisions of this
Section 5.12 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

                  Section 5.13. SECTION 16 MATTERS. Prior to the Acceptance Date, Parent and the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                  Section 5.14. FURTHER ASSURANCES. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                  Section 6.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  (a) Merger Sub shall have purchased shares of Company Common Stock pursuant to the Offer, except that this condition shall not be a condition to Parent's and Merger Sub's obligation to effect the Merger if Merger Sub shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of (or as a result of Parent's breach of) this Agreement;

                  (b) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by the DGCL;

                  (c) no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger; PROVIDED, HOWEVER, that no party may rely on this condition if it is in breach of its obligations under Section 5.11 hereof and such breach has, directly or indirectly, resulted in such judgment, injunction, order or decree being in effect; and

                  (d) (i) any waiting period applicable to consummation of the Merger under the HSR Act and Foreign Antitrust Laws shall have expired or been terminated and (ii) all approvals required under Foreign Antitrust Laws before consummation of the Merger shall have been obtained, except in the case of (i) and (ii) above, such waiting periods (other than the HSR Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability.

                                   ARTICLE VII

                                   TERMINATION

                  Section 7.01. TERMINATION. This Agreement may be terminated and the Offer and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                  (a) by mutual written consent of the Company (including, from and after the Acceptance Date, the Independent Director Approval contemplated by
Section 1.03(c)) and Parent;

                  (b)      by either Parent or the Company:

                           (i) if Merger Sub shall not have accepted for payment
                  any shares of Company Common Stock pursuant to the Offer prior to the date that is twenty business days following the Outside Date (the "DROP DEAD DATE"); PROVIDED that (A) if at such date the waiting period applicable to the consummation of the Offer or the Merger under the HSR Act or any Foreign Antitrust Law shall not have expired or been terminated, or any approval required under any Foreign Antitrust Law shall not have been obtained (except for such waiting periods (other than under the HSR Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability), the Drop Dead Date may be extended to the date that is three months from such twentieth business day following the Outside Date (the "EXTENDED DROP DEAD DATE") by Parent or the Company by written notice to the other party, PROVIDED that the party extending the Drop Dead Date has a reasonable expectation, assuming that all other parties comply with their obligations under this Agreement, that the applicable waiting period or approval will have expired or been terminated or obtained, as the case may be, on or prior to such Extended Drop Dead Date and (B) the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of shares of Company Common Stock to have been purchased pursuant to the Offer by the Drop Dead Date; or

                           (ii) if any governmental entity shall have issued an
                  order, injunction or other decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the Company Common Stock pursuant to the Offer or the Merger and such order, injunction, decree or ruling or other action shall have become final and nonappealable; PROVIDED, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction and shall not be in violation of Section 5.11;

                  (c) prior to the Acceptance Date by Parent if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in paragraph (c) or (d) of Exhibit A and which breach has not been or is incapable of being cured by the Company prior to the Drop Dead Date;

                  (d) prior to the Acceptance Date by the Company if Parent or Merger Sub shall have breached in any material respect any of its obligations to be performed by either of them under this Agreement, or if the representations and warranties of Parent and Merger Sub contained in this Agreement shall not be true and correct, except for such failures to be true and correct that, individually and in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect;

                  (e) prior to the Acceptance Date by the Company if (i) the Company is not in material breach of Section 5.03(a), (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company gives Parent notice (which may be revoked by the Company by a subsequent notice to that effect) in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iv) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee (as defined in Section 8.01(b)) and acknowledges in writing to Parent its obligation to pay to Parent the Reimbursable Expenses (as defined in Section 8.01(b)) in accordance with Section 8.01(c). The Company agrees (i) that it will not enter into a binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice (which has not been revoked) to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

                  (f) prior to the Acceptance Date by Parent, if (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, adversely modified or adversely amended in any material respect its approval or recommendation of the Offer, the Merger or this Agreement to the Company's stockholders or fails to reconfirm its recommendation of this Agreement within five business days after a written request from Parent to do so, it being understood that (x) the fact that the Company or any of the other Persons described in Section 5.03(a) has taken any of the actions that would be proscribed by Section 5.03(a) but for Section 5.03(b) and disclosure of such fact, (y) disclosure of any competing proposal that is not being recommended by the Board of Directors of the Company, or (z) disclosure of any other facts or circumstances, in each case together with a statement that the Board of Directors of the Company continues to recommend the Offer, the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respects of such approval or recommendation or a failure to reconfirm its recommendation of this Agreement; or (ii) the Company shall have entered into a definitive agreement for a Superior Proposal;

                  (g) by the Company if as the result of the failure to be satisfied of any of the conditions set forth in Exhibit A, Parent or Merger Sub shall have terminated or withdrawn the Offer or the Offer shall have expired without Merger Sub having purchased any Shares pursuant thereto; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this

Section 7.01(g) if the failure of any such condition to be satisfied at the time of such termination results from (i) the Company's failure to perform any of its obligations under this Agreement or (ii) facts or circumstances that constitute a breach of any representation or warranty of the Company under this Agreement;

                  (h) by Parent if the Offer shall have expired without Merger Sub having purchased any Shares pursuant thereto; PROVIDED, HOWEVER, that Parent may not terminate this Agreement pursuant to this Section 7.01(h) if Merger Sub has failed to extend the Offer at any time that it is required to do so under this Agreement or if the failure of any conditions to the Offer to be satisfied at the time of such termination results from (i) Parent's failure to perform any of its obligations under this Agreement or (ii) facts or circumstances that constitute a breach of any representation or warranty of Parent under this Agreement; or

                  (i) by the Company if Parent or Merger Sub shall have failed to commence the Offer in accordance with the Section 1.01; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 7.01(i) if such failure to have commenced the Offer shall have been caused by
(i) the Company's failure to perform any of its obligations under this Agreement, (ii) facts or circumstances that constitute a breach of any representation or warranty of the Company under this Agreement or (iii) the occurrence of any of the events specified in paragraph (b), (c) or (d) of Exhibit A.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.01. EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either Parent or the Company prior to the Acceptance Date pursuant to the provisions of Section 7.01, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors (except as set forth in this Section 8.01, in the second sentence of Section 5.04 and in Sections 5.10 and 8.05, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any willful or material breach of any covenant or agreement of such party contained in this Agreement.

                  (b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.01(g) or by Parent pursuant to Section 7.01(h), and prior to any such termination (but after the date hereof) (A) an Acquisition Proposal shall have been made to the Company or any of its subsidiaries or any of its stockholders and shall have been announced publicly or (B) any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its subsidiaries, or (ii) by Parent pursuant to Section 7.01(f)(i), and in each case within 12 months after any such termination the Company enters into a definitive agreement (which is reasonably capable of being consummated within 18 months of such termination) with respect to or consummates a transaction contemplated by such Acquisition Proposal, then the Company shall promptly, but in no event later than two days after the date of entering into (or, if earlier, consummating) such transaction, pay Parent a termination fee of $25,000,000 (the "TERMINATION FEE") and shall promptly, but in no event later than two days after being notified of such by

Parent, pay all of the reasonable, documented charges and expenses, including those of the Paying Agent, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $3,100,000 (the "REIMBURSABLE EXPENSES") (upon receipt of reasonable documentation with respect thereto), in each case payable by wire transfer of same day funds.

                  (c) In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.01(e) or by Parent pursuant to Section 7.01(f)(ii), the Company shall, in the case of termination by the Company, prior to or concurrently with such termination, and in the case of termination by Parent, promptly but in no event later than two days after the date of such termination, pay Parent the Termination Fee and in each case shall promptly, but in no event later than two days after being notified of such by Parent, pay Parent the Reimbursable Expenses (upon receipt of reasonable documentation with respect thereto), in each case payable by wire transfer of same day funds.

                  (d) The Company acknowledges that the Agreements contained in
Section 8.01(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.01(b) or (c), and, in order to obtain such payments, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in Section 8.01 (b) or (c), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

                  Section 8.02. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Date, with respect to representations and warranties of the Company, or the Effective Time, with respect to representations and warranties of Parent and Merger Sub. This
Section 8.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such time.

                  Section 8.03. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Parent or Merger Sub, to:

                  Chiron Corporation
                  4560 Horton Street
                  Emeryville, California  94608-2916
                  Attention:   Sean Lance, Chairman and CEO
                               William Green, Senior Vice President and General
                               Counsel
                  Facsimile: (510) 654-5360
                  with copies to:

                  Sullivan & Cromwell
                  1888 Century Park East
                  Los Angeles, California  90067
                  Attention:   Alison S. Ressler, Esq.
                  Facsimile: (310) 712-8800



                  If to the Company, to:

                  PathoGenesis Corporation
                  5215 Old Orchard Road
                  Suite 900
                  Skokie, Illinois  60077
                  Attention:   Wilbur H. Gantz, Chairman and CEO
                               Cameron S. Avery, General Counsel
                  Facsimile: (847) 583-5409

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019-6150
                  Attention:   David M. Silk, Esq.
                  Facsimile:   (212) 403-2000

                  Section 8.04. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the executive officers of the Company or Parent, as the case may be, and (iii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  Section 8.05. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Sub may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO

CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

                  Section 8.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  Section 8.07. AMENDMENTS; EXTENSIONS. (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval has been obtained; PROVIDED that, (i) after Acceptance Date, (A) no amendment shall be made which decreases the Merger Consideration and (B) any amendment will require the Independent Director Approval contemplated by Section 1.03 and (ii) after the Company Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (which after the Acceptance Date will require, with respect to the Company, the Independent Director Approval contemplated by Section 1.03), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; PROVIDED that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                  Section 8.08. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Sections 5.06(d) and 5.12, which are intended for the benefit of the Company's former and present officers, directors, employees and agents.

                  Section 8.09. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                  Section 8.10. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

                  Section 8.11. NO ADMISSION. Nothing herein, including Section 4.11, shall be deemed an admission by the Company, in any action or proceeding by or on behalf of a third-party, that such third-party is not in breach or violation of, or in default in, the performance or observance of any term or provision of any contract.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                              PATHOGENESIS CORPORATION


                              By:
                                  ---------------------------------
                                  Name:
                                  Title:


                              CHIRON CORPORATION


                              By:
                                  ---------------------------------
                                  Name:
                                  Title:


                              PICARD ACQUISITION CORP.


                              By:
                                  ---------------------------------
                                  Name:
                                  Title:

                                                                       EXHIBIT A

                             CONDITIONS OF THE OFFER

                  Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer, unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added together with all other shares of Company Common Stock owned by Parent and its subsidiaries, would represent at least a majority of the outstanding Company Common Stock (determined on a fully diluted basis for all outstanding stock options and any other rights (other than Company Rights, if such Company Rights are not at such time exercisable) to acquire Company Common Stock outstanding on the date of purchase) (the "MINIMUM TENDER CONDITION"),
(ii) any requisite waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer or to the Merger shall have been terminated or shall have expired, and (iii) the applicable waiting periods under the Foreign Antitrust Laws shall have been terminated or shall have expired, except for such waiting periods the failure of which to terminate or expire is not reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability. Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, if, immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, any of the following conditions exists:

                  (a) there shall have been entered, enforced or issued by any governmental entity, any judgment, order, injunction or decree (i) which makes illegal, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any shares of Company Common Stock by Parent or Merger Sub, or the consummation of the Merger; or (ii) which prohibits the ownership or operation by Parent or any of its subsidiaries of the Company; PROVIDED, in each case, that Parent has complied with its obligations under
Section 5.11 of the Agreement;

                  (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or issued by any governmental entity or deemed by any governmental entity applicable to
(i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by this Agreement, other than the HSR Act and the Foreign Antitrust Laws which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) or
(ii) of paragraph (a) above;

                  (c) the representations and warranties of the Company contained in this Agreement shall not be true and correct as of such time, except for such failures to be true and correct that, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

                  (d) the Company shall have failed to perform in any material respect any material obligation required to be performed by it at or prior to such time under this Agreement; or

                  (e) this Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Merger Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                  The terms in this Exhibit A that are defined in the attached Agreement have the meanings set forth therein.




                                       A-2